Exhibit 99.1

AT SCHAWK, INC.:	AT DRESNER CORPORATE SERVICES:
James J. Patterson	Investors:	Philip Kranz
Sr. VP and CFO		312-780-7240
847-827-9494		pkranz@dresnerco.com
jpatterson@schawk.com
SCHAWK, INC. ANNOUNCES THAT IT HAS NOT FILED ITS
QUARTERLY REPORT OR FORM 10-Q FOR THE THREE
MONTHS ENDED JUNE 30, 2007 BY THE REQUIRED FILING DATE
Des Plaines, IL, August 14, 2007—Schawk, Inc. (NYSE: SGK), one of the world’s leading providers of digital imaging graphic services to the consumer products and brand imaging markets, announced that it has not filed its Quarterly Report on Form 10-Q for the three months ended June 30, 2007 by the required filing date because the Statement of Auditing Standards No. 100 (“SAS 100”) interim financial statement review by Ernst & Young, LLP, the Company’s independent public accountants, has not been completed. The Company has determined that it needs to do further analysis to determine if it is necessary to correct its historical method of capitalizing certain costs in work in process inventory.
The Company’s preliminary analysis indicates that it may need to restate its December 31, 2006 balance sheet to reduce inventory by approximately $4 million (from $23.6 million), reduce income taxes payable by approximately $1 million (from $10.2 million), and reduce retained earnings by approximately $3 million (from $113.4 million). The total assets of the Company at December 31, 2006 were $538.2 million. Based on our preliminary analysis, the restatement of work in process inventory is not expected to have a material impact on the Company’s income or earnings per share for the quarter and six-month periods ended June 30, 2007 and 2006, the quarterly periods ended March 31, 2007 and 2006, and the year ended December 31, 2006.
Part of the Company’s analysis will include assessing whether or not it may have to restate its 2005 and prior year financial statements. However, because the Company has not yet completed its review of the impact of any required adjustments on prior periods, it is unable to file its Quarterly Report on Form 10-Q for the three months ended June 30, 2007. The Company plans to file its Form 10-Q for the quarter ended June 30, 2007 as soon as possible, after the completion of its review.
About Schawk, Inc.
Schawk, Inc., headquartered in suburban Chicago, is one of the world’s largest independent brand image solutions companies. Schawk delivers a broad range of digital pre-media graphic services through 151 locations in 12 countries across North America, Europe, Asia and Australia. Schawk designs, creates and manages images and text for reproduction to exact specifications for a variety of media, including packaging for consumer products, point-of-sale displays and other promotional and advertising materials. Schawk provides its services to the food, beverage, health & beauty, pharmaceutical, home care and consumer products industries. For more information, visit www.schawk.com.
Safe Harbor Statement
Certain statements in this press release are forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended and are subject to the safe harbor created thereby. These statements are made based upon current expectations and beliefs that are subject to risk and uncertainty. Actual results might differ materially from those contained in the forward-looking statements because of factors, such as, among other things, higher than expected costs associated with compliance with legal and regulatory requirements, the strength of the United States economy in general and specifically market conditions for the consumer products industry, the level of demand for Schawk’s services, loss of key management and operational personnel, our ability to implement our growth strategy, the stability of state, federal and foreign tax laws, our continued ability to identify and exploit industry trends and exploit technological advances in the imaging industry, our ability to implement restructuring plans, the stability of political conditions in Asia and other foreign countries in which we have production capabilities, terrorist attacks and the U.S. response to such attacks, as well as other factors detailed in Schawk, Inc.’s filings with the Securities and Exchange Commission.
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